Exhibit 99.1

Herbalife Ltd. Announces Fourth Quarter and Full Year 2014 Results, and 2015 Earnings Guidance

  Fourth quarter adjusted1 EPS increased 10% to $1.41 per diluted share compared to $1.28 per diluted share for the prior year comparable quarter. Reported EPS increased 5% to $1.21 per diluted share compared to $1.15 per diluted share in the prior year.
  Fourth quarter worldwide net sales of $1.1 billion, down 11% due to an unfavorable impact from currency; net sales excluding currency impact were flat compared to the prior year period.
  Annual sales leader retention of approximately 54.2% percent.
  FY'15 adjusted EPS guidance to a range of $4.10 to $4.50.

LOS ANGELES--(BUSINESS WIRE)--February 26, 2015--Herbalife Ltd. (NYSE: HLF) today reported fourth quarter net sales of $1.1 billion, reflecting a decline of 11 percent, primarily due to the unfavorable impact of currency fluctuations. Net sales, excluding currency impact, were flat compared to the prior year. Adjusted net income for the quarter was $121.0 million, or $1.41 per diluted share, compared to $137.2 million, or $1.28 per diluted share for the same period in 2013. On a reported basis, the company announced fourth quarter net income of $103.3 million, or $1.21 per diluted share, compared to $123.5 million, or $1.15 per diluted share for the same period in 2013. Fourth quarter 2014 EPS was negatively impacted by a $0.31 currency headwind.

For the twelve months ended December 31, 2014, the company reported net sales of $5.0 billion, a 3 percent increase compared to 2013. Net sales, excluding currency impact, increased 8 percent compared to 2013. For the twelve months ended December 31, 2014, the company reported net income of $308.7 million, or $3.40 per diluted share. On an adjusted basis, net income of $538.5 million decreased 7 percent versus adjusted net income of $577.4 million for the same period in 2013. Adjusted EPS for full year 2014 of $5.93 increased by 10 percent versus adjusted EPS of $5.37 for full year 2013.

Michael Johnson, chairman and CEO stated, “2014 was a record year in terms of net sales, volume and sales leader retention. It was also a year of transition, as we continue to implement changes that we believe will create a stronger company with the ideal combination of growth and sustainability. We have seen the success of these changes in early adopter markets and remain confident that our other markets will follow a similar pattern through 2015 and beyond.”

Johnson continued, "Our revised guidance reflects the currency landscape faced by all global companies and the short-term volume impact of the enhancements we are making. We believe we are executing the right long-term strategy and are confident in our ability to create sustainable value for our shareholders and the millions of Herbalife members and their customers worldwide."

For the year ended December 31, 2014, the company generated cash flow from operations of $511.4 million, invested $156.7 million in capital expenditures, and repurchased approximately $1.3 billion in common shares outstanding under the approved share repurchase program.

______________________________
1 See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.

Fourth Quarter and Fiscal 2014 Key Metrics2,3

Regional Volume Point and Average Active Sales Leader Metrics

	Volume Points (Mil)		Average Active Sales Leaders
Region	4Q'14	Yr/Yr % Chg	4Q'14	Yr/Yr % Chg
North America	268.6	-6%	77,490	5%
Asia Pacific	263.0	-10%	78,211	6%
EMEA	215.5	17%	66,422	24%
Mexico	204.9	-6%	68,242	3%
South & Central America	211.6	-24%	66,534	1%
China	118.2	15%	20,528	18%
Worldwide Total	1,281.8	-6%	366,489	8%
Venezuela	20.2	-68%	8,146	-32%
Worldwide Total excl Venezuela	1,261.6	-3%	358,963	9%
	Volume Points (Mil)		Average Active Sales Leaders
Region	FY 2014	Yr/Yr % Chg	FY 2014	Yr/Yr % Chg
North America	1,244.0	0%	76,180	6%
Asia Pacific	1,189.8	-3%	75,351	5%
EMEA	835.4	20%	59,224	19%
Mexico	875.2	1%	65,861	4%
South & Central America	850.1	-12%	63,712	10%
China	448.5	34%	18,857	27%
Worldwide Total	5,443.0	2%	347,321	9%
Venezuela	91.1	-57%	8,593	-18%
Worldwide Total excl Venezuela	5,351.9	4%	339,395	10%

2 Supplemental tables that include additional business metrics can be found at http://www.ir.herbalife.com.
3 Worldwide Average Active Sales Leaders may not equal the sum of the Average Active Sales Leaders in each region due to the calculation being an average of Sales Leaders active in a period, not a summation, and the fact that some sales leaders are active in more than one region but are counted only once in the worldwide amount.

Regional Net Sales and FX Impact

Region	Reported Net Sales 4Q '14 (mil)	Growth/Decline including FX	Growth/Decline excluding FX
North America	$204.8	-3%	-3%
Asia Pacific (ex. China)	$245.6	-12%	-10%
EMEA	$200.2	1%	17%
Mexico	$132.7	-7%	-1%
South & Central America	$173.2	-40%	-12%
China	$177.1	19%	20%
Worldwide Total	$1,133.6	-11%	0%
Venezuela	$9.5	-90%	-19%
Worldwide Total excl Venezuela	$1,124.1	-4%	1%
Region	Reported Net Sales FY 2014 (mil)	Growth/Decline including FX	Growth/Decline excluding FX
North America	$926.8	2%	2%
Asia Pacific (ex. China)	$1,130.1	-4%	-2%
EMEA	$843.1	15%	20%
Mexico	$567.9	1%	5%
South & Central America	$826.4	-15%	4%
China	$664.3	41%	41%
Worldwide Total	$4,958.6	3%	8%
Venezuela	$140.3	-47%	-1%
Worldwide Total excl Venezuela	$4,818.3	6%	9%

2015 Annual Sales Leader Requalification 4

Each year, by the end of January, sales leaders are required to re-qualify to retain their sales leader status. A record number of sales leaders were retained in 2015. The pool of sales leaders needing to re-qualify increased by approximately 2% compared to the prior year, and we retained 7% more of them than in the prior year. Our overall retention rate increased to 54.2% compared to 51.8% from the prior year.

2015 First Quarter and Full Year Guidance

Guidance includes an unfavorable impact from currency rates. For the first quarter, we expect an approximately $0.28 impact, inclusive of approximately $0.10 resulting from Venezuela. Full year guidance includes a currency headwind of approximately $1.19, including approximately $0.45 from Venezuela.

Based on current business trends the company’s first quarter fiscal 2015 and full year fiscal 2015 guidance is as follows:

	Three Months Ending		Twelve Months Ending
	March 31, 2015		December 31, 2015
	Low	High	Low	High
Volume Point Growth vs 2014	(8.0%)	(5.0%)	(4.5%)	(1.5%)
Net Sales Growth vs 2014	(15.5%)	(12.5%)	(9.0%)	(6.0%)
Currency Adjusted Net Sales Growth vs 2014	(7.5%)	(4.5%)	(1.0%)	2.0%
Diluted EPS	$1.00	$1.10	$4.10	$4.50
Currency Adjusted EPS	$1.30	$1.40	$5.30	$5.70
Cap Ex ($ millions)	$30.0	$40.0	$120.0	$140.0
Effective Tax Rate	27.0%	29.0%	27.0%	29.0%
Free Cash Flow ($ millions)			$430.0	$460.0

Guidance excludes the impact of expenses primarily related to legal and advisory services relating to the company’s ongoing business matters, expenses related to an FTC Civil Investigative Demand or CID, and the impact of non-cash interest costs associated with the company’s Convertible Notes and the expenses incurred related to the effort to recover costs related to the re-audits that occurred in 2013. Forward guidance is based on the average daily exchange rates of the first three weeks of January. With respect to Venezuela, the guidance assumes a rate of 50 to 1 for all of 2015 and excludes the potential impact of the recent and any future devaluation of the Venezuelan Bolivar and future repatriation, if any, of existing cash balances in Venezuela.

______________________________
4 Results exclude China, Venezuela and Argentina

Fourth Quarter and Fiscal 2014 Earnings Conference Call

Herbalife senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Thursday, February 26, 2015 at 2:30 p.m. PST (5:30 p.m. EST).

The dial-in number for this conference call for domestic callers is (877) 317-1296 and (706) 634-5671 for international callers (conference ID 67375297). Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID 67375297). The webcast of the teleconference will be archived and available on Herbalife's website.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a 35-year-old global nutrition company that sells weight-management, nutrition and personal care products intended to support a healthy lifestyle. Herbalife products are sold in more than 90 countries to and through a network of independent members. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife's website contains a significant amount of financial and other information about the company at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

FORWARD-LOOKING STATEMENTS

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our Members;

• improper action by our employees or Members in violation of applicable law;

• adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

• changing consumer preferences and demands;

• our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;

• the competitive nature of our business;

• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate;

• legal challenges to our network marketing program;

• risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;

• uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

• uncertainties relating to interpretation and enforcement of legislation in China governing direct selling;

• our inability to obtain the necessary licenses to expand our direct selling business in China;

• adverse changes in the Chinese economy;

• our dependence on increased penetration of existing markets;

• contractual limitations on our ability to expand our business;

• our reliance on our information technology infrastructure and outside manufacturers;

• the sufficiency of trademarks and other intellectual property rights;

• product concentration;

• changes in tax laws, treaties or regulations, or their interpretation;

• taxation relating to our Members;

• product liability claims;

• whether we will purchase any of our shares in the open markets or otherwise; and

• share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

RESULTS OF OPERATIONS:

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013

North America	$204.8	$210.3	$926.8	$908.0
Mexico	132.7	142.6	567.9	562.4
South and Central America	173.2	290.3	826.4	973.5
EMEA	200.2	197.7	843.1	735.2
Asia Pacific	245.6	279.6	1,130.1	1,174.6
China	177.1	148.4	664.3	471.6
Worldwide net sales	1,133.6	1,268.9	4,958.6	4,825.3
Cost of Sales (1)	219.6	251.8	982.9	963.4
Gross Profit	914.0	1,017.1	3,975.7	3,861.9
Royalty Overrides	334.6	380.7	1,471.1	1,497.5
Selling, General and Administrative Expenses (2)	417.4	454.6	1,991.1	1,629.1
Operating Income	162.0	181.8	513.5	735.3
Interest Expense, net	23.0	2.9	79.2	18.6
Other Expense, net (3)	0.0	-	13.0	-
Income before income taxes	139.0	178.9	421.3	716.7
Income Taxes	35.7	55.4	112.6	189.2
Net Income	$103.3	$123.5	$308.7	$527.5

Basic Shares	82.1	101.2	86.3	102.6
Diluted Shares	85.5	107.2	90.8	107.4

Basic EPS	$1.26	$1.22	$3.58	$5.14
Diluted EPS	$1.21	$1.15	$3.40	$4.91

Dividends declared per share	$-	$0.30	$0.30	$1.20
(1) As discussed in Note 2 of the annual report on Form 10-K for the year ended December 31, 2014, Cost of Sales includes $7.6 million of inventory write downs related to Venezuela for the twelve months ended December 31, 2014.
(2) As discussed in Note 2 of the annual report on Form 10-K for the year ended December 31, 2014, Selling, General and Administrative Expenses includes $103.4 million and $98.0 million pre-tax unfavorable impact related to the remeasurement of Venezuela Bolivar-denominated assets and liabilities at the SICAD I and SICAD II rate, respectively, and $7.0 million loss on Venezuela asset impairment for the twelve months ended December 31, 2014.
(3) As discussed in Note 2 of the annual report on Form 10-K for the year ended December 31, 2014, Other Expense, net relates to the impairment of investments in Bolivar-denominated bonds.

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Dec 31,	Dec 31,
	2014	2013

ASSETS
Current Assets:
Cash & cash equivalents	$645.4	$973.0
Receivables, net	83.6	100.3
Inventories	377.7	351.2
Prepaid expenses and other current assets	186.1	148.8
Deferred income tax assets	100.6	69.8
Total Current Assets	1,393.4	1,643.1

Property, net	366.7	318.9
Deferred compensation plan assets	27.4	26.8
Other assets	152.8	63.7
Deferred financing cost, net	22.0	4.9
Marketing related intangibles and other intangible assets, net	310.4	310.8
Goodwill	102.2	105.5
Total Assets	$2,374.9	$2,473.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$72.4	$82.7
Royalty overrides	251.0	267.0
Accrued compensation	69.6	111.9
Accrued expenses	252.1	267.5
Current portion of long-term debt	100.0	81.3
Advance sales deposits	70.0	68.1
Income taxes payable	59.7	43.8
Total Current Liabilities	874.8	922.3

Non-current liabilities
Long-term debt, net of current portion	1,711.7	850.0
Deferred compensation plan liability	42.9	37.2
Deferred income tax liabilities	15.3	66.0
Other non-current liabilities	64.6	46.8
Total Liabilities	2,709.3	1,922.3

Commitments and Contingencies

Shareholders' (deficit) equity:
Common shares	0.1	0.1
Paid-in capital in excess of par value	409.1	323.9
Accumulated other comprehensive loss	(78.2)	(19.8)
(Accumulated deficit) retained earnings	(665.4)	247.2
Total Shareholders' (Deficit) Equity	(334.4)	551.4

Total Liabilities and Shareholders' (Deficit) Equity	$2,374.9	$2,473.7

Herbalife Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Twelve Months Ended
	12/31/2014	12/31/2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$308.7	$527.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	93.2	84.7
Excess tax benefits from share-based payment arrangements	(10.4)	(15.6)
Share-based compensation expenses	45.7	29.5
Non-cash interest expense	43.5	2.6
Deferred income taxes	(84.8)	(24.9)
Inventory write-downs	24.5	29.8
Unrealized foreign exchange transaction (gain) loss	(6.2)	5.8
Foreign exchange loss from Venezuela currency devaluation	200.3	15.1
Impairments and write-downs relating to Venezuela currency devaluation	27.5	-
Other	6.1	0.6
Changes in operating assets and liabilities:
Receivables	6.0	9.2
Inventories	(99.4)	(54.8)
Prepaid expenses and other current assets	(34.9)	(9.4)
Other assets	(36.7)	(9.4)
Accounts payable	(5.2)	10.8
Royalty overrides	6.7	28.8
Accrued expenses and accrued compensation	(11.5)	86.0
Advance sales deposits	10.4	22.0
Income taxes	22.2	26.8
Deferred compensation plan liability	5.7	7.8
NET CASH PROVIDED BY OPERATING ACTIVITIES	511.4	772.9
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(173.7)	(146.9)
Proceeds from sale of property, plant and equipment	-	0.2
Investments in Venezuelan bonds	(12.6)	(4.1)
Deposit in escrow	(15.0)	-
NET CASH USED IN INVESTING ACTIVITIES	(201.3)	(150.8)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(30.4)	(123.1)
Dividends received	3.4	-
Payments for Capped Call Transactions	(123.8)	-
Borrowings from senior secured credit facility and other debt	50.0	763.1
Proceeds from senior convertible notes	1,150.0	-
Principal payments on senior secured credit facility and other debt	(131.3)	(319.4)
Issuance costs relating to long-term debt and senior convertible notes	(28.9)	-
Share repurchases	(1,291.9)	(306.5)
Excess tax benefits from share-based payment arrangements	10.4	15.6
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	3.0	1.0
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(389.5)	30.7
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(248.2)	(13.3)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(327.6)	639.5
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	973.0	333.5
CASH AND CASH EQUIVALENTS, END OF YEAR	$645.4	$973.0
CASH PAID DURING THE YEAR
Interest paid	$39.2	$23.0
Income taxes paid	$180.8	$197.1
NON CASH INVESTING ACTIVITIES
Accrued capital expenditures	$12.3	$29.6
NON CASH FINANCING ACTIVITIES
Forward transaction non-cash issuance cost	$35.8	$-

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited and unreviewed), (Dollars in Thousands, Except Per Share Data)

In addition to its reported results, the Company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors in analyzing period to period comparisons of the Company’s results.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
	(in millions)

Net income, as reported	$103.3	$123.5	$308.7	$527.5
Remeasurement and impairment losses relating to Venezuela (1) (2)	(0.4)	1.4	152.4	9.8
Non-recurring expenses associated with Member payments related to Venezuela (1)	1.8	-	1.8	-
Expenses incurred responding to attacks on the Company's business model (1) (3)	3.1	3.9	16.6	24.5
Expenses incurred for the re-audit of 2010 to 2012 financial statements (1) (4)	-	8.3	-	15.6
Expenses related to the FTC inquiry (1) (5)	2.8	-	9.4	-
Expenses incurred for the recovery of re-audit fees (1) (6)	0.1	-	0.4	-
Non-cash interest expense and amortization of non-cash issuance costs (1) (7)	10.8	-	36.7	-
Legal reserve for the Bostick case (1) (8)	(0.4)	-	10.9	-
Impairment of newly acquired defective manufacturing equipment (1) (9)	(0.1)	-	1.6	-
Net income, as adjusted (10)	$121.0	$137.2	$538.5	$577.4

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended		Twelve Months Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013

Diluted earnings per share, as reported	$1.21	$1.15	$3.40	$4.91
Remeasurement and impairment losses relating to Venezuela (1) (2)	(0.01)	0.01	1.68	0.09
Non-recurring expenses associated with Member payments related to Venezuela (1)	0.02		0.02
Expenses incurred responding to attacks on the Company's business model (1) (3)	0.04	0.04	0.18	0.23
Expenses incurred for the re-audit of 2010 to 2012 financial statements (1) (4)	-	0.08	-	0.14
Expenses related to the FTC inquiry (1) (5)	0.03	-	0.10	-
Expenses incurred for the recovery of re-audit fees (1) (6)	-	-	-	-
Non-cash interest expense and amortization of non-cash issuance costs (1) (7)	0.13	-	0.40	-
Legal reserve for the Bostick case (1) (8)	-	-	0.12	-
Impairment of newly acquired defective manufacturing equipment (1) (9)	-	-	0.02	-
Diluted earnings per share, as adjusted (10)	$1.41	$1.28	$5.93	$5.37

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. As a result, the Company's full year effective tax rate is impacted by these items. When applying the full year effective tax rate to year-to-date income, the Company's year-to-date tax provision recorded with respect to these non-GAAP adjustments is different from the forecasted full-year tax provision impact of these items. As a consequence, adjustments to the year-to-date and quarterly tax impacts will be recorded as the adjusted full year effective tax rate is applied to income in subsequent periods.
(2) Net of $0.4 million and $(1.4 million) tax benefit for the three months ended Dec. 31, 2014 and 2013, respectively; and net of $76.6 million and $5.4 million tax benefit for the twelve months ended Dec. 31, 2014 and 2013, respectively.
(3) Net of $3.7 million and $1.4 million tax benefit for the three months ended Dec. 31, 2014 and 2013, respectively; and net of $8.5 million and $4.6 million tax benefit for the twelve months ended Dec. 31, 2014 and 2013, respectively.
(4) Net of $2.5 million and $4.9 million tax benefit for the three and twelve months ended Dec. 31, 2013, respectively.
(5) Net of $1.6 million and $5.7 million tax benefit for the three and twelve months ended Dec. 31, 2014, respectively.
(6) Net of $0.1 million and $0.2 million tax benefit for the three and twelve months ended Dec. 31, 2014, respectively.
(7) Relates to non-cash expense on our convertible notes and prepaid forward share repurchase contract.
(8) Net of $0.4 million and $6.6 million tax benefit for the three and twelve months ended Dec 31, 2014, respectively.
(9) Net of $0.1 million and $1.0 million tax benefit for the three and twelve months ended Dec. 31, 2014, respectively.
(10) Amounts may not total due to rounding.

The following is a reconciliation of total long-term debt to net debt:

	12/31/2014	12/31/2013
	(in millions)

Total long-term debt (current and long-term portion)	$1,811.7	$931.3
Less: Cash and cash equivalents	645.4	973.0
Net debt	$1,166.3	$(41.7)

CONTACT:
Herbalife Ltd.
Media Contact:
Julian Cacchioli
VP, Corporate Communications
213.745.0519
or
Investor Contact:
Alan Quan
VP, Investor Relations
213.745.0541